Exhibit 5.1

June 14, 2013

PVR Partners, L.P.

Three Radnor Corporate Center, Suite 301

100 Matsonford Road

Radnor, Pennsylvania 19087

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of up to $150,000,000 maximum aggregate amount of common units representing limited partner interests in the Partnership (the “Common Units”). We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the Fifth Amended and Restated Agreement of Limited Partnership, as amended, of the Partnership, (v) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, (iii) the Sixth Amended and Restated Limited Liability Company Agreement, as amended, of the general partner of the Partnership and (iv) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the general partner of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

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June 14, 2013 Page 2

In connection with this opinion, we have assumed that:

(i)	that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws;

(ii)	that a supplement to the Prospectus will have been prepared and filed with the Commission describing the Common Units offered thereby;

(iii)	that the Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and any applicable supplement to the Prospectus;

(iv)	all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable supplement to the Prospectus; and

(v)	a definitive purchase, underwriting or similar agreement with respect to any Common Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Partnership has taken all necessary action to approve the issuance of the Common Units, the terms of the offering thereof and related matters and (ii) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Common Units will be validly issued, fully paid and non-assessable (except as such nonassessability may be affected as described in the Prospectus under the caption “Description of the Common Units—Limited Liability”).

The opinions expressed herein are qualified in the following respects:

(1)	We have assumed, without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

(2)	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

This opinion is limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act, and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware.

June 14, 2013 Page 3

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.